Exhibit 99.1

Miromatrix Welcomes Dr. John Barry as Vice President of Research and Development

EDEN PRAIRIE, Minn., September 9, 2021 – Miromatrix Medical Inc. (NASDAQ: MIRO), a life sciences company pioneering a novel technology for bioengineering fully transplantable organs to help save and improve patients' lives, today announced the hiring of Dr. John Barry as Vice President of Research and Development. Dr. Barry will be leading the activities for the development of the Company's transplantable liver and kidney programs including the use of a bio-engineered liver in an external liver assist application. Today's announcement signals the Company's effort to grow its management team ahead of its historic, first-ever human study using a bioengineered liver, slated to begin in the second half of 2022.

"Helping mission driven innovative biotechnology companies grow and scale has been the focus of my career, and I am excited to join Miromatrix to lead their R&D efforts," said Dr. Barry. "Miromatrix' technology has the potential to completely transform organ transplants and establish a new standard of care for the millions of patients in need of a life-saving organ."

Dr. Barry is both an accomplished scientist and product developer, with close to 20 years’ experience leading global development teams in large and mid-sized companies. He was most recently Vice President of Research & Development at Emergent BioSolutions where he built an international R&D team and pipeline around products for emergency use. Dr. Barry also spent 13 years with Baxter International, rising from benchtop scientist to leading R&D for its Biosurgery Business Unit. In this role, he oversaw a portfolio of products for hemostatic control, and soft and hard tissue repair. In addition, Dr. Barry has served as a principal investigator on grants, awards, and contracts from leading government agencies and non-profit organizations, including the National Institutes of Health, Biomedical Advanced Research and Development Authority (BARDA) and U.S. Department of Defense.

"Miromatrix is thrilled to welcome Dr. Barry to our growing team," said Jeff Ross, Ph.D., Miromatrix CEO. "His decades of experience developing and bringing to market life-saving medical devices and biologics will be invaluable to Miromatrix and our mission to end the organ transplant waiting list."

Miromatrix announced the closing of its Initial Public Offering in June 2021 and recently revealed key strategic investors involved in its May Series C round: Baxter (NYSE: BAX), CareDx (NASDAQ: CDNA), and DaVita (NYSE: DVA). Proceeds from its IPO and Series C round are being used to fund operational expansions and clinical programs, including initiation of a clinical trial in 2022 to assess the function of a bioengineered liver in humans via an external application.

With 114,000 people in the U.S. waiting for a life-saving organ transplant and more than half expected to die before receiving one, Miromatrix' patented perfusion decellularization and recellularization technology promises to provide new options for transplantation and answer the unmet need of thousands of patients across the country for a life-saving organ.

About Miromatrix

Miromatrix Medical Inc. is a life sciences company pioneering a novel technology for bioengineering fully transplantable human organs to help save and improve patients' lives. The Company has developed a proprietary perfusion technology platform for bioengineering organs that it believes will efficiently scale to address the shortage of available human organs. The Company's initial development focus is on human livers and kidneys. For more information, visit miromatrix.com.

Investor Contact

Greg Chodaczek

347-620-7010

ir@miromatrix.com

Media Contact:

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